April 25, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Posts 25.6 Percent Increase in First Quarter 2006 Earnings Per Share

LINCOLN, NE – April 25, 2006 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a 25.6 percent increase in quarterly diluted earnings per share to $0.54 for the three months ended March 31, 2006 compared to $0.43 for the same period in 2005.

Net income for the three months ended March 31, 2006 increased 28.2 percent to $9.2 million compared to $7.2 million for the three months ended March 31, 2005. Included in the March 31, 2006 net income and earnings per share results was a $420,000 pre-tax expense of shareholder-approved employee stock options. The Company began expensing stock options in the first quarter of 2006 under new accounting guidelines.

Highlights from the first quarter of 2006 included:

•	Net loans increased $112.8 million, or 4.0 percent, to a record $3.0 billion at March 31, 2006;

•	Quarterly loan originations, excluding warehouse lines of credit, increased to a record level of $539.4 million;

•	Net interest income increased 19.7 percent to a record $29.1 million for the three months ended March 31, 2006 compared to the same period one year ago;

•	Net interest margin and average interest rate spread increased to 3.87 percent and 3.57 percent, respectively; and

•	In late March, the Company announced it had entered into an agreement to purchase Marine Bank’s branch office located in southwest Omaha, Nebraska.

“TierOne Corporation’s strong first quarter performance is once again reflective of our strategic commitment to increasing shareholder value,” said Gilbert G. Lundstrom, chairman and chief executive officer. “With a history of solid growth in our lending portfolio, further progress in deposit funding and improved margins, we have continued to strengthen our long-term franchise value while affording opportunities for new business development.”

The Company has now achieved ten consecutive quarters of double-digit earnings per share growth when measured on a quarter-over-comparable-quarter basis.

Synopsis of First Quarter 2006 Performance

Net Interest Income

For the three months ended March 31, 2006, net interest income increased $4.8 million, or 19.7 percent, to $29.1 million compared to $24.3 million for the same period in 2005. The quarter-over-quarter increase was primarily attributable to increased average yields on interest-earning assets supplemented by continued growth in the Bank’s net loan portfolio.

Noninterest Income

Total noninterest income was $6.4 million for the three months ended March 31, 2006, a 7.2 percent, or $431,000, increase compared to $6.0 million of noninterest income for the three months ended March 31, 2005. The 2006 growth in noninterest income primarily resulted from increases of $599,000 in deposit and debit card fees, $113,000 in lending-related fees and a $102,000 gain on sale of property partially offset by a $280,000 decline in annuity and mutual fund commissions. In addition, a $120,000 mortgage servicing rights (“MSR”) valuation recapture was recorded in the March 31, 2005 period compared to no MSR valuation adjustment made during the first quarter of 2006.

Noninterest Expense

For the three months ended March 31, 2006, noninterest expense totaled $19.3 million, a 7.3 percent increase, compared to $18.0 million for the same period one year ago. The increase primarily resulted from a $1.6 million increase in employee salaries and benefits expense resulting from continued personnel growth and normal salary increases combined with a $174,000 increase in advertising expense. Included in the $1.6 million employee salary and benefit expense was $420,000 related to the first-time expensing of employee stock options following the implementation of new accounting guidelines. In total, these increases were partially offset by a $505,000 reduction in other operating expense primarily resulting from a reduction in professional service fees related to the integration of the United Nebraska Financial Co. acquisition and the implementation of Sarbanes-Oxley compliance in 2005.

Asset Quality

Nonperforming loans at March 31, 2006 were $18.4 million, or 0.62 percent of net loans, compared to $14.4 million, or 0.51 percent of net loans, at December 31, 2005. Nonperforming assets were $21.4 million, or 0.65 percent of total assets, at March 31, 2006 compared to $16.9 million, or 0.52 percent of total assets, at December 31, 2005. The 2006 year-to-date increase in both nonperforming loans and assets was primarily attributable to a $6.0 million increase in three nonperforming commercial real estate and land development loans partially offset by a $3.3 million decline in other nonperforming multi-family residential loans.

Charged-off loans, net of recoveries, were $422,000 for the three months ended March 31, 2006 compared to $367,000 for the same period one year ago. The majority of charged-off loans during the first three months of 2006 were primarily automobile and other consumer-related loans.

The provision for loan losses for the three months ended March 31, 2006 was $1.3 million compared to $788,000 for the same period in 2005. The Bank’s allowance for loan losses as a percent of net loans was 1.07 percent at March 31, 2006 compared to 1.09 percent at December 31, 2005.

In March 2006, one of Omaha, Nebraska’s largest residential construction builders sought Chapter 11 bankruptcy relief following the unexpected death of its company president. As one of a number of Omaha area lending institutions, the Bank has nearly $9.3 million in outstanding construction and land development loans with the builder, however, none of these loans were 90 days or more past due at March 31, 2006. Based upon current information, the Bank believes that it is fully secured with respect to these loans.

Consolidated Statements of Financial Condition

Total assets at March 31, 2006 amounted to $3.3 billion, an increase of $81.5 million, or 2.5 percent, compared to $3.2 billion at December 31, 2005. The year-to-date increase primarily resulted from a $112.8 million increase in net loans partially offset by a $29.2 million decline in cash and cash equivalents.

At March 31, 2006, total liabilities increased $71.0 million, or 2.4 percent, to $3.0 billion compared to $2.9 billion at December 31, 2005. The increase in 2006 total liabilities was primarily driven by a $71.9 million increase in FHLBank Topeka advances and other borrowings combined with a $53.4 million increase in retail deposits partially offset by a $57.6 million decline of matured brokered deposits.

Stockholders’ equity increased $10.5 million, or 3.4 percent, to $319.3 million at March 31, 2006 compared to $308.9 million at December 31, 2005. The increase in stockholders’ equity primarily resulted from an increase in retained earnings related to $9.2 million in net income for the March 31, 2006 quarterly period.

During the three months ended March 31, 2006, the Company did not repurchase any shares of common stock under a 2004 plan approved by the Board of Directors. A total of 1.7 million shares remain eligible for repurchase under the plan. More than 4.4 million shares of common stock have been repurchased since the Company initiated its first stock buyback plan in late 2003.

The Company paid its ninth consecutive quarterly cash dividend on March 31, 2006 to shareholders of record at March 15, 2006. The March dividend was $0.06 per share.

Other Developments

In late March, the Company announced it had entered into a definitive agreement to purchase the Omaha, Nebraska branch office of Marine Bank. The facility, which is located in a high density retail/commercial/residential area of southwest Omaha, had over $10.6 million in total deposits based upon June 30, 2005 data furnished by the Federal Deposit Insurance Corporation and is being purchased with the objective of strengthening the Bank’s retail market presence and increasing business and consumer banking activity. Upon the expected completion of the Marine Bank transaction in late spring, the Bank will have twelve full-service banking facilities in the Omaha-Council Bluffs metropolitan area.

The Bank also opened in early April its West Maple office located in a high growth retail corridor of northwest Omaha. The facility encompasses a state-of-the-art “Bank of the Future” design concept that the Bank has implemented in several markets and is partnered with the Company’s first dedicated Corporate Banking Center. Staffed by personnel specializing in commercial banking, the Corporate Banking Center was developed to facilitate the Bank’s expansion of banking services for small and medium-sized businesses.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.3 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated issues associated with the Chapter 11 bankruptcy of a large Omaha, Nebraska residential construction builder; unanticipated issues associated with the purchase of a Marine Bank branch office in Omaha, Nebraska; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2006	2005
Interest income:
Loans receivable	$48,102	$37,466
Investment securities	2,015	2,034
Other interest-earning assets	76	--

Total interest income	50,193	39,500

Interest expense:
Deposits	13,142	8,898
FHLBank Topeka advances and other borrowings	7,915	6,266

Total interest expense	21,057	15,164

Net interest income	29,136	24,336
Provision for loan losses	1,331	788

Net interest income after provision
for loan losses	27,805	23,548

Noninterest income:
Fees and service charges	5,047	4,888
Debit card fees	616	467
Income (loss) from real estate operations, net	(6)	2
Net gain (loss) on sales of:
Investment securities	21	13
Loans held for sale	545	471
Real estate owned	(70)	36
Other operating income	253	98

Total noninterest income	6,406	5,975

Noninterest expense:
Salaries and employee benefits	11,775	10,220
Occupancy, net	2,216	2,188
Data processing	568	508
Advertising	1,088	914
Other operating expense	3,699	4,204

Total noninterest expense	19,346	18,034

Income before income taxes	14,865	11,489
Income tax expense	5,663	4,311

Net income	$9,202	$7,178

Net income per common share, basic	$0.56	$0.44

Net income per common share, diluted	$0.54	$0.43

Dividends declared per common share	$0.06	$0.05

Average common shares outstanding, basic (000's)	16,389	16,180

Average common shares outstanding, diluted (000's)	17,032	16,606

TierOne Corporation
Consolidated Statements of Financial Condition
March 31, 2006 (Unaudited) and December 31, 2005

(Dollars in thousands, except per share data)	March 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$58,856	$83,534
Federal funds sold	--	4,500

Total cash and cash equivalents	58,856	88,034

Investment securities:
Held to maturity, at cost which approximates fair value	105	111
Available for sale, at fair value	100,075	102,614
Mortgage-backed securities, available for sale, at fair value	18,035	19,752
Loans receivable:
Net loans (includes loans held for sale of $13,853 and $8,666
at March 31, 2006 and December 31, 2005, respectively)	2,957,482	2,844,670
Allowance for loan losses	(31,779)	(30,870)

Net loans after allowance for loan losses	2,925,703	2,813,800

FHLBank Topeka stock, at cost	59,260	58,491
Premises and equipment, net	40,507	39,509
Accrued interest receivable	19,302	19,190
Goodwill	42,283	42,283
Other intangible assets, net	9,600	10,041
Other assets	30,060	28,450

Total assets	$3,303,786	$3,222,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$2,034,141	$2,038,319
FHLBank Topeka advances and other borrowings	886,841	814,924
Advance payments from borrowers for taxes, insurance and
other escrow funds	34,305	24,864
Accrued interest payable	6,766	7,289
Accrued expenses and other liabilities	22,390	28,012

Total liabilities	2,984,443	2,913,408

Stockholders' equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,154,773 and 18,150,773 shares issued and outstanding
at March 31, 2006 and December 31, 2005, respectively	226	226
Additional paid-in capital	351,172	358,587
Retained earnings, substantially restricted	83,506	75,282
Treasury stock, at cost; 4,420,302 and 4,424,302 shares at
March 31, 2006 and December 31, 2005, respectively	(101,492)	(101,584)
Unallocated common stock held by Employee Stock
Ownership Plan	(12,793)	(13,169)
Unearned common stock held by Management Recognition
and Retention Plan	--	(9,368)
Accumulated other comprehensive loss, net	(1,276)	(1,107)

Total stockholders' equity	319,343	308,867

Total liabilities and stockholders' equity	$3,303,786	$3,222,275

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	March 31, 2006	December 31, 2005
Selected Financial and Other Data:
Total assets	$3,303,786	$3,222,275
Cash and cash equivalents	58,856	88,034
Investment securities:
Held to maturity, at cost which approximates fair value	105	111
Available for sale, at fair value	100,075	102,614
Mortgage-backed securities, available for sale, at fair value	18,035	19,752
Loans receivable:
Loans held for sale	13,853	8,666
Total loans receivable	3,649,475	3,499,813
Unamortized premiums, discounts and deferred loan fees	3,751	4,778
Undisbursed portion of construction and land
development loans in process	(709,597)	(668,587)

Net loans	2,957,482	2,844,670
Allowance for loan losses	(31,779)	(30,870)

Net loans after allowance for loan losses	2,925,703	2,813,800

Deposits	2,034,141	2,038,319
FHLBank Topeka advances and other borrowings	886,841	814,924
Stockholders' equity	319,343	308,867
Average interest-earning assets (year-to-date)	3,010,725	2,933,358
Average interest-bearing liabilities (year-to-date)	2,717,948	2,664,150
Nonperforming loans	18,418	14,405
Nonperforming assets	21,428	16,851
Allowance for loan losses	31,779	30,870
Nonperforming loans as a percent of net loans	0.62%	0.51%
Nonperforming assets as a percent of total assets	0.65%	0.52%
Allowance for loan losses as a percent of
nonperforming loans	172.54%	214.30%
Allowance for loan losses as a percent of net loans	1.07%	1.09%

	Three Months Ended March 31,
Selected Operating Ratios:	2006	2005
Average yield on interest-earning assets	6.67%	5.62%
Average rate on interest-bearing liabilities	3.10%	2.38%
Average interest rate spread	3.57%	3.24%
Net interest margin	3.87%	3.46%
Average interest-earning assets to average
interest-bearing liabilities	110.77%	110.24%
Net interest income after provision for loan
losses to noninterest expense	143.72%	130.58%
Total noninterest expense to average assets	2.41%	2.40%
Efficiency ratio (1)	53.19%	57.96%
Return on average assets	1.15%	0.95%
Return on average equity	11.75%	10.23%
Average equity to average assets	9.75%	9.33%
Return on tangible equity (2)	13.90%	12.42%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders' equity adjusted for goodwill and other intangible assets.

TierOne Corporation Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	March 31, 2006		December 31, 2005
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$375,676	10.25%	$384,722	10.96%
Second mortgage residential	147,205	4.02	160,208	4.57
Multi-family residential	172,661	4.71	166,579	4.75
Commercial real estate and land	743,722	20.30	692,420	19.74
Residential construction	999,687	27.29	943,378	26.89
Commercial construction	388,960	10.62	351,767	10.03
Agriculture	60,632	1.66	57,008	1.62

Total real estate loans	2,888,543	78.85	2,756,082	78.56

Business	201,904	5.51	177,592	5.06

Agriculture - operating	68,182	1.86	72,518	2.07

Warehouse mortgage lines of credit	102,454	2.80	95,174	2.71

Consumer loans:
Home equity	62,566	1.71	61,600	1.75
Home equity line of credit	137,670	3.76	141,021	4.02
Home improvement	65,057	1.78	69,165	1.97
Automobile	84,419	2.30	85,515	2.44
Other	52,533	1.43	49,812	1.42

Total consumer loans	402,245	10.98	407,113	11.60

Total loans	3,663,328	100.00%	3,508,479	100.00%

Unamortized premiums, discounts
and deferred loan fees	3,751		4,778
Undisbursed portion of construction and
land development loans in process	(709,597)		(668,587)

Net loans	2,957,482		2,844,670
Allowance for loan losses	(31,779)		(30,870)

Net loans after allowance for loan losses	2,925,703		2,813,800

(1) Includes loans held for sale	$13,853		$8,666

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402) 473-6250 investorrelations@tieronecorp.com

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